Exhibit 5.1

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa Vancouver	April 1, 2020 Bank of Montreal 21st Floor, 1 First Canadian Place Toronto, ON M5X 1A1 Dear Sirs/Mesdames:

We have acted as Canadian counsel to Bank of Montreal (“BMO”), a Canadian bank chartered under the Bank Act (Canada), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BMO on or about April 1, 2020 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by BMO of up to 12,000,000 common shares of BMO (the “Shares”) pursuant to the plan listed on the cover of the Registration Statement.

We have examined: (a) the Registration Statement and (b) the amended and restated by-laws of BMO dated April 4, 2017. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing this opinion, we have relied upon certified copies of the resolutions of the board of directors of BMO dated October 21, 2008, January 27, 2009, January 22, 2013, December 16, 2013, October 28, 2014, December 19, 2016, December 5, 2017, October 29, 2019, December 16, 2019, February 25, 2020 and March 30, 2020 and of the shareholders of BMO dated March 3, 2009 and March 31, 2020.

On the basis of the foregoing, we are of the opinion that when the Shares shall have been issued as contemplated in the plan listed on the cover of the Registration Statement, including the receipt by BMO of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP